Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-98435-99, 333-120312, and 333-119309) of NewMarket Corporation of our report dated June 3, 2005 relating to the financial statements of the Savings Plan for the Employees of NewMarket Corporation, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers

Richmond, Virginia

June 22, 2005